Exhibit 99.1

Lantronix, Inc. Reports Fourth Quarter and Fiscal 2005 Results: Company Reports Cash Positive Results for the Quarter Ended June 30, 2005

IRVINE, Calif., Sept. 8, 2005 (PRIMEZONE) -- Lantronix, Inc. (Nasdaq:LTRX) today reported results for its fourth quarter and fiscal year ended June 30, 2005:

--	Revenues for fiscal year 2005 were $48.5 million, compared with $48.9 million for fiscal year 2004.

--	Net loss from continuing operations for fiscal 2005 was $(7.0) million, compared with net loss from continuing operations of $(10.6) million for fiscal 2004.

--
Revenues in the Device Networking category for fiscal 2005 were $30.0 million up 9% compared with $27.5 million for fiscal 2004. Revenues in the IT Management category were flat compared to the prior year.

--	For the three-month period ended June 30, 2005, the company recorded revenues of $12.2 million compared with revenues of $11.9 million for the same period last year.

--	For the three-month period ended June 30, 2005, the company recorded a net loss of $(15,000) compared with a net loss of $(6.8) million for the same period last year.

For the fiscal year ended June 30, 2005, Lantronix recorded total revenues of $48.5 million and net loss of $(7.0) million, or $(0.12) per share, compared with total revenues of $48.9 million and net loss of $(15.7) million, or $(0.28) per share for fiscal year 2004.

Fiscal 2005 revenues for the company's core businesses of device networking and IT management were $42.3 million, compared with $40.1 million for fiscal 2004.

For the fourth fiscal quarter, Lantronix recorded revenues of $12.2 million and net loss from continuing operations of $(15,000), or $(0.00) per share, compared with revenues of $11.9 million and net loss from continuing operations of $(6.9) million, or $(0.12) per share, for the same period last year. For the quarter ended June 30, 2005, certain accruals were revised that related to professional fees and to reflect current operating trends, the net of which reduced expenses by approximately $800,000, reducing the net loss for the period.

Revenues in the Device Networking category for fiscal 2005 were $30.0 million up 9% compared with $27.5 million for fiscal 2004. Revenues in the IT Management category were $12.3 million as compared to $12.6 million for fiscal 2004.

"We were pleased to end the 2005 fiscal year on the high note of increased cash balances for the quarter and improved financial performance," said Marc Nussbaum, chief executive officer and president. "Despite transitions within our business, growth of our device networking category continued. Independent industry analysts continue to forecast significant growth over the next three years for networking within the markets addressed by these products."

Cash, cash equivalents and marketable securities increased approximately $165,000 during the quarter ended June 30, 2005, compared with a decrease of $685,000 for the same period a year earlier. The company ended the fiscal year with $6.8 million in cash, cash equivalents and marketable securities.

The company will conduct a conference call today at 5 p.m. Eastern Time to discuss its results for the quarter and fiscal year ended June 30, 2005 and its fiscal year 2006 guidance. Investors can access the conference call by going to www.lantronix.com. A replay will be available starting at 7 p.m. Eastern Time via the company's website at www.lantronix.com/about/investor.html and accessing the Presentations section.

FISCAL 2006 OUTLOOK

The following statements are forward-looking and are based on current expectations. Statements about future revenues, product successes or sales, or cash usage are subject to variations in any specific period. Actual results may differ materially from those described below. The company undertakes no obligation to update this release.

"After three years of flat revenue, we expect growth of 10-15% for fiscal 2006. In addition, we look forward to achieving quarterly profitability and operating cash positive throughout fiscal 2006," said Nussbaum.

For the first quarter of fiscal 2006, the company stated that it does not expect substantial sequential growth in revenues compared with the prior June quarter, due to normal seasonal slowdown. Revenues for the quarter ending September 30, 2005 are expected to improve compared with the same period in fiscal 2005, when the company reported revenues of $11.0 million.

About Lantronix

Lantronix, Inc. (Nasdaq:LTRX) provides technology solutions that deliver Net Intelligence(TM), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

To learn more about how Lantronix customers use our award-winning device networking and data center management solutions, visit www.lantronix.com/solutions/.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For example, our statements regarding future revenue, profitability and cash balances are forward-looking statements. Factors that might affect actual outcomes include, but are not limited to market acceptance of Lantronix products by our customers, future revenues, future margins, cash usage, cash breakeven revenue levels, and financial performance. For a more detailed discussion of these and associated risks, see the Company's most recent documents filed with the Securities and Exchange Commission.

The Lantronix company logo can be found at http://www.primezone.com/newsroom/prs/?pkgid=1735

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

SELECTED UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands)

	Three Months Ended June 30,		For the Year Ended June 30,
	2005	2004	2005	2004
Net revenues	$12,246	$11,876	$48,502	$48,885
Cost of revenues	5,572	6,734	24,326	25,026
Gross profit	6,674	5,142	24,176	23,859

Operating expenses:
Selling, general and administrative	5,381	5,266	24,610	23,293
Research and development	1,301	2,226	6,314	7,813
Stock-based compensation	(152)	40	171	347
Amortization of purchased intangible assets	2	30	65	148
Restructuring (recovery) charges	--	5	--	(2,093)
Total operating expenses	6,532	7,567	31,160	29,508
Loss from operations	142	(2,425)	(6,984)	(5,649)
Interest income (expense), net	(39)	7	(20)	50
Other income (expense), net	(176)	(5,050)	173	(5,333)

Loss before income taxes	(73)	(7,468)	(6,831)	(10,932)
Provision (benefit) for income taxes	(58)	(533)	182	(325)
Loss from continuing operations	(15)	(6,935)	(7,013)	(10,607)
Income (loss) from discontinued operations	--	138	56	(5,047)
Net loss	$(15)	$(6,797)	$(6,957)	$(15,654)
Basic and diluted loss per share:
Loss from continuing operations	$(0.00)	$(0.12)	$(0.12)	$(0.19)
Income (loss) from discontinued operations	--	--	--	(0.09)
Basic and diluted net loss per share	$(0.00)	$(0.12)	$(0.12)	$(0.28)

Weighted average shares (basic and diluted)	58,033	57,656	58,202	56,862

SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	June 30, 2005	June 30, 2004

Cash and cash equivalents	$6,690	$9,128
Marketable securities	85	3,050
Accounts receivable, net	2,646	3,242
Inventories	6,828	6,677
Goodwill	9,488	9,488
Purchased intangible assets, net	559	2,056
Total assets	30,117	37,250

Accumulated deficit	(163,035)	(156,078)
Total stockholders' equity	18,515	24,791

CONTACT:
Lantronix
Media:
Jim Kerrigan, CFO